Exhibit 99.1

ASCENDIA BRANDS, INC. RECEIVES WARNING LETTER

RE COMPLIANCE WITH CONTINUED LISTING STANDARDS

Hamilton, NJ – March 30, 2007 -- Ascendia Brands, Inc. (AMEX: ASB) announced that it has been notified by the American Stock Exchange (“Amex”) that it is not in compliance with Section 301 of the Amex Company Guide as a result of the issuance of common stock without prior listing approval. The transactions in question involve certain recent issuances of restricted securities, as to which the he Company filed the requisite additional listing application on March 28, 2007, and an amended application on March 29, 2007.

The letter from Amex constitutes a “Warning Letter to a company with respect to a minor violation of the Exchange’s corporate governance or shareholder protection requirements” and does not cause the initiation of a de-listing procedure or result in a suspension of trading in the Company’s stock. The Company expects that the additional listing application will be processed, and the Company will regain compliance with the listing standards, within two weeks.

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About Ascendia Brands

Ascendia Brands, Inc. is a leader in the value and premium value segments of the health and beauty care products sector. In November 2005, Ascendia expanded its range of product offerings through the acquisition of a series of brands, including Baby Magic®, Binaca®, Mr. Bubble® and Ogilvie®, and in February 2007 it acquired the Calgon® and Healing Garden® brands. The company is headquartered in Hamilton, New Jersey, and operates two manufacturing facilities, in Binghamton, New York, and Toronto, Canada. Visit http://www.ascendiabrands.com for additional information.

Certain statements contained herein may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, 21E of the Exchange Act of 1934 and/or the Private Securities Litigation Reform Act of 1995. Such statements include, without limitation, statements regarding business plans, future regulatory environment and approval and, the Company’s ability to comply with the rules and policies of independent regulatory agencies. Although the Company believes the statements contained herein to be accurate as of the date they were made, it can give no assurance that such expectations will prove to be correct. The Company undertakes no obligation to update these forward-looking statements.

Ascendia Contact: John D. Wille Chief Financial Officer (609) 219-0930 ext 150 jwille@ascendiabrands.com	Investor Relations Contact: John G. Nesbett IMS, Inc. (203) 972-9200 jnesbett@institutionalms.com